Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them to Schedule 13G (including additional amendments thereto) with respect to the Class A Common Stock, par value $0.01 per share, of Spirit AeroSystems Holdings Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Dated: February 16, 2021

SCOPIA CAPITAL MANAGEMENT LP

By: /s/ Samantha Nasello
Name: Samantha Nasello
Title: CCO

SCOPIA MANAGEMENT, INC.

By: /s/ Aaron Morse
Name: Aaron Morse
Title: Vice President

By: /s/ Matthew Sirovich
Name: Matthew Sirovich

By: /s/ Jeremy Mindich
Name: Jeremy Mindich